Exhibit 10.1

Amendments to Susquehanna Bancshares, Inc.

Equity Compensation Plan (effective July 16, 2003)

Section 5(f) of the Plan is amended and restated as follows:

“(f) Manner of Exercise. A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a duly completed notice of exercise to the Secretary of the Company, or such other representative of the Company as the Secretary shall appoint, specifying the number of shares as to which the Stock Option may be exercised and providing payment of such option price in accordance with Subsection (h) below. Such notice may instruct the Company to deliver shares of the Common Stock to be issued upon payment of the option price to any registered broker or dealer designated by Grantee (“Designated Broker”) in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender notice of exercise, which has been properly executed by the Grantee and the aforementioned delivery instructions to any Designated Broker.”

Section 5(h) of the Plan is amended and restated as follows:

“(h) Satisfaction of Option Price. The Grantee shall pay the option price for a Stock Option as specified by the Committee (w) in cash, (x) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of a Stock Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the option price, (y) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay the exercise price, or (z) by such other method as the Committee may approve. Shares of Common Stock used to exercise a Stock Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Stock Option. The Grantee shall pay the option price and the amount of any withholding tax due, if any, at the time of payment of the option price. Notwithstanding the foregoing, the exercise price, plus any required federal income tax or other withholding amount, may be paid when the shares underlying the option are issued, or in such other manner as the Board of Directors or a committee of the Board may approve.”